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                                                                      EXHIBIT 32

NEWS RELEASE

Contact:                  Robert M. Burton
                          Director of Corporate Communications
                          (513) 527-7471

FOR IMMEDIATE RELEASE

U.S. SHOE ANNOUNCES EXTENSION OF DISTRIBUTION DATE UNDER ITS RIGHTS AGREEMENT TO APRIL 21, 1995

     CINCINNATI, OHIO, April 14, 1995 - The United States Shoe Corporation (NYSE:USR) announced today that the Distribution Date under its Rights Agreement has been further extended until midnight, New York City time, on Friday, April 21, 1995, or such later date as the Board of Directors may determine.

U.S. Shoe is a specialty retailer of women's apparel, optical products and footwear, operating 2,349 retail outlets and leased departments in the United States and abroad.